Exhibit 99.1

CONSENT OF STEPHENS INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Independent Bank Group, Inc. (“Independent”), as Appendix B to the Joint Proxy Statement/Prospectus relating to the proposed merger of Guaranty Bancorp with and into Independent contained in the Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”) and to the references to our firm and such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), and we do not admit that we are experts with respect to any part of the Joint Proxy Statement/Prospectus and Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Stephens Inc.

/s/ Stephens Inc.

August 6, 2018